EXHIBIT 10.14

Summary of amendments to Ms. Birge Bargmann’s Employment Agreement dated May 27, 2011, with Proteo Biotech AG dated April 2, 2013 and on November 14, 2013

On April 2, 2013 the Supervisory Board of Proteo Biotech AG entered into an amendment agreement to the employment contract with Ms. Bargmann dated May 27, 2011. The amendment was retroactively effective to January 1, 2013. Pursuant to the agreement, Ms. Bargmann received a salary of 1,000 Euro per month. The supervisory Board and Ms. Bargmann are obliged to negotiate the compensation at any time on the request of either party taking into consideration the economic performance of the Company. All other provisions of the employment contract remained unchanged.

On November 14, 2013 the Supervisory Board of Proteo Biotech AG entered into a second amendment agreement to the employment contract with Ms. Bargmann dated May 27, 2011. The amendment was retroactively effective to September 30, 2013. Pursuant to the agreement, Ms. Bargmann received a salary of 14,000 Euro per month with effect from October 2013. The supervisory Board and Ms. Bargmann are obliged to negotiate the compensation at any time on the request of either party taking into consideration the economic performance of the Company. The employment contract expires on September 30, 2015. All other provisions of the employment contract remained unchanged.